Exhibit 11

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

Basic earnings per common share of $0.12 for the three months ended June 30, 2005 were calculated by dividing net income of $348,000 for the period April 1, 2005 to June 30, 2005 by the weighted-average number of common shares outstanding of 2,950,649.

Basic earnings per common share of $0.12 for the six months ended June 30, 2005 were calculated by dividing net income of $697,000 for the period January 1, 2005 to June 30, 2005 by the weighted-average number of common shares outstanding of 2,950,495.